Denmark Bancshares, Inc.

103 East Main Street

P.O. Box 130

Denmark, WI 54208-0130

920-863-2161

October 20, 2008

Denmark Bancshares, Inc. ("DBI") today reported net income of $808,643 for the third quarter of 2008, compared with $778,926 for the third quarter of 2007. For the nine months ended September 30, 2008, net income was $3,032,949 or $25.48 per share. This is an increase of $763,557 or 34% higher than net income for the nine months ended September 30, 2007, of $2,269,392 or $19.06 per share. Annualized return on assets and return on equity for the first nine months were 1.0% and 7.7%, respectively, compared with returns of 0.8% and 6.0%, respectively, for the same period one year ago.

Our capital position remains strong, with a Tier 1 Capital to average assets ratio at September 30, 2008, of 13.4% percent compared to 13.0% as of December 31, 2007. This ranks us favorably as compared to our peer group. We intend to use internal capital generation to support our growth initiatives, and rely on our earnings capacity to sustain our dividend and maintain our well-capitalized position. DBI, since its inception in 1983 as a bank holding company, has annually increased dividends to shareholders and intends to continue that trend in 2009.

DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 3.75% as of September 30, 2008, compared to 4.02% as of December 31, 2007. DBI's recorded value of real estate acquired in satisfaction of loans was $1.0 million as of September 30, 2008, as compared to $2.5 million as of the December 31, 2007, year-end. Improving credit quality continues to be a priority. Net charge-offs year-to-date through September 30, 2008, totaled $53,724. The provision for loan losses was $550,000 for the first nine months of 2008, compared to $803,000 for the corresponding period in the prior year.

We believe DBI's responsible approach to risk management, and its conservative mix of consumer, agricultural, and small business assets, will enable it to successfully manage through this stressed period in the economic cycle.

DBI remains focused on community banking by deepening its current customer relationships and acquiring new customers. DBI is "ready to do business" and feels that this environment has created an opportunity to both strengthen and grow its position in the markets it serves for the benefit of its customers, communities, employees and shareholders.
/s/ John P. Olsen	/s/ Carl T. Laveck	/s/ Dennis J. Heim
John P. Olsen	Carl T. Laveck	Dennis J. Heim
President	Vice President	Vice President

This report contains forward looking information. Actual results could differ from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of DBI's Annual Report on Form 10-K for the period ended December 31, 2007.

Denmark Bancshares, Inc.

Financial Information

Unaudited
	September 30,	December 31,
(In thousands, except per share data)	2008	2007
Financial Condition (1)
Total Loans (includes loans held for sale)	$291,867	$303,574
Allowance for credit losses	6,367	5,871
Investment securities	71,664	51,715
Assets	393,365	409,934
Deposits	294,908	308,954
Other borrowed funds	43,362	46,497
Stockholders' equity	53,055	51,838
Book value per share	445.64	435.42

	For the Three Months		For the Nine Months
(In thousands, except per share data)	Ended September 30,		Ended September 30,
Operating Results	2008	2007	2008	2007
Interest income	$5,935	$6,858	$18,444	$19,687
Interest expense	2,233	3,288	7,487	9,647
Net interest income	3,702	3,570	10,957	10,040
Provision for credit losses	225	350	550	803
Noninterest income	484	351	1,228	1,461
Noninterest expense	3,000	2,611	8,330	7,916
Net income	809	779	3,033	2,269
Net income per share	$6.80	$6.54	$25.48	$19.06

Financial Ratios
Return on average equity	6.09%	6.08%	7.67%	5.96%
Return on average assets	0.82%	0.79%	1.02%	0.77%
Interest rate spread	3.48%	3.15%	3.37%	2.95%
Average equity to average assets	13.39%	12.91%	13.32%	12.88%
Allowance for credit losses
to total loans (1)	2.18%	1.98%	2.18%	1.98%
Non-performing loans to allowance for
credit losses (1)	123%	117%	123%	117%
(1) As of the period ending.